Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO ANNOUNCES ADDITIONAL SHARE REPURCHASE AUTHORIZATION

ATLANTA, May 16, 2007 — Cox Radio, Inc. (NYSE: CXR) today announced that its Board of Directors has authorized an additional share repurchase program through which Cox Radio, from time to time, may repurchase up to $100 million of its Class A common stock in the open market or through privately negotiated transactions, with the amount and timing of repurchases to be determined by the company’s management. In August 2005, an earlier share repurchase program was authorized for the repurchase of up to $100 million of Cox Radio’s Class A common stock. As of March 31, 2007, $85 million of Class A common stock had been repurchased under that plan, and the company intends to acquire shares pursuant to the remaining $15 million authorized before making purchases under the newly authorized plan.

As of March 31, 2007, Cox Radio had 37.1 million shares of Class A common stock outstanding. Cox Radio has no obligation to repurchase shares under the Board’s authorization, and the timing, actual number and price of shares that are purchased will depend on a number of factors, including the market value of Cox Radio’s Class A common stock. Cox Radio may suspend or discontinue either repurchase program at any time.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 80 stations (67 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Forward-Looking Statements

Statements in this release are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio’s future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.